Exhibit 99.1

Risk Factors

Risks Particular To GoAmerica

We have historically incurred losses and these losses will continue in the foreseeable future.

      We have never earned a profit. We had net losses of $8.2 million, $55.9 million, and $120.3 million for the years ended December 31, 2003, 2002 and 2001, respectively. Since our inception, we have invested significant capital to build our wireless network operations and e-commerce systems as well as our billing system. We also have provided mobile devices made by third parties to our customers at prices below our costs for such devices. In addition, although we have reduced our exposure to subscriber-related costs through our strategic alliance with EarthLink in September 2002, our costs of subscriber revenue, consisting principally of our purchase of wireless airtime from network carriers, have historically exceeded our subscriber revenue. Further, we have experienced negative overall gross margins, which consist of margins on our subscriber revenues, equipment sales and other revenue, and may experience negative overall gross margins again in the future. We have incurred operating losses since our inception and expect to continue to incur operating losses for at least the next year. We will need to generate significant revenue to become profitable and sustain profitability on a quarterly and annual basis.

      We may not achieve or sustain our revenue or profit goals, and our ability to do so depends on the factors specified elsewhere in "Risk Factors" - as well as on a number of factors outside of our control, including the extent to which:

      o our competitors announce and develop, or lower the prices of, competing services;

      o wireless network carriers, data providers and manufacturers of mobile devices dedicate resources to selling our services or increase the costs of, or limit the use of, services or devices that we purchase from them; and

      o prices for our services decrease as a result of reduced demand or competitive pressures.

      As a result, we may not be able to increase revenue or achieve profitability on a quarterly or annual basis.

We may be unable to execute  our new  business  strategy  announced  in December
2003.

      Our new business strategy is centered on the pursuit of three priorities, centered on the offering of services to deaf or hard of hearing customers by our Wynd Communications subsidiary. These priorities and the principal risks associated with each priority are:

      o Growth of Wynd Communications' core wireless services business. We cannot assure you that we will be able to grow our core business profitability. Crucial to any growth will be our ability to increase sales to existing, past and potential customers while controlling our marketing expenses. Growth by means of product or service acquisitions may require additional capital to fund acquisitions and we will confront the risks, described below, inherent in an acquisition strategy.

      o Development and marketing of new communications services, including branded Internet protocol and video relay services. To remain competitive in our primary marketing areas, we must continue to offer innovative products and services. We will be limited in the extent to which we can focus upon technological development by capital constraints, by the time that it takes to commercialize product and service concepts and by the steps that may be taken by our competitors. In our rapidly changing environment, developments that appear to present significant advantages may become obsolete before we are able to benefit from our development efforts. In recent years, our shortage of liquidity has required us to reduce the amount of resources devoted to marketing. We expect that capital constraints will continue to limit our marketing efforts in the future.

      o Streamlining of operations to enable superior customer support. Our business model will be materially adversely affected if we are unable to offer superior customer support to deaf and hard of hearing customers. In the past, capital constraints have limited our customer support functions. We rely upon EarthLink to provide customer support in other aspects of our business, but will need to provide customer support on our own or through outsourcing in our Wynd Communications business. In order to provide such support, we have contracted with an experienced third party organization to provide primary and secondary customer and technical support while leveraging internal resources to provide supplemental support. We cannot assure you that our efforts in this area will be successful in improving the quality of the interaction our customers have with us.

      If we do not respond effectively to these risks, our business could be significantly and adversely affected.

We may need additional funds which, if available, could result in increased interest expenses or additional dilution to our stockholders. If additional funds are needed and are not available, our business could be negatively impacted.

      On March 10, 2004, we consummated the second stage of a private placement announced in December 2003. Through our initial closing in December 2003 and our second closing on March 10, 2004, we raised net proceeds of approximately $13 million through the issuance of this common stock and warrants. We expect that we will require substantially all of the net proceeds from the private placement in order to implement our new business strategy that we announced in December 2003. Our strategy is centered on the pursuit of three priorities, centered on our Wynd Communications subsidiary: (a) growth of Wynd Communications' core wireless services business; (b) development and marketing of new communications services, including branded Internet protocol and video relay services; and (c) streamlined operations to enable superior customer support. If we continue to operate unprofitably, if unanticipated contingencies arise or if new business opportunities are presented to us, it will be necessary for us to raise additional capital either through public or private equity or debt financing to primarily finance the execution of our anticipated strategic initiatives. At this time, we do not have any bank credit facility or other working capital credit line under which we may borrow funds for working capital or other general corporate purposes. If our plans or assumptions change or are inaccurate regarding new lines of business within our target market, timeliness and effectiveness of implementation of new services we expect to offer, and/or weakness or lack of appreciable growth in our core business, we may be required to seek additional capital.

      If funds are raised through the issuance of equity securities, the percentage ownership of our then-current stockholders will be reduced and the holders of new equity securities may have rights, preferences or privileges senior to those of the holders of our common stock. If additional funds are raised through a bank credit facility or the issuance of debt securities, the holder of such indebtedness would have rights senior to the rights of common stockholders and the terms of such indebtedness could impose restrictions on our operations. If we need to raise additional funds, we may not be able to do so on terms favorable to us, or at all.

      If additional capital is required but is not available on acceptable terms or at all, we may be required to sell or otherwise dispose of portions of our business in order to sustain our operations and implement our new business plan. We may not be able to effect such sales on satisfactory terms or at all.

Our limited cash resources will likely restrict our flexibility and overall operations.

      In order for us to execute our new business plan, it will be necessary for us to continue to operate under significant budgetary constraints. These constraints limit our ability to respond to business opportunities or issues as they arise. Since the wireless communications industry remains in an early stage and its needs are dynamic, our budgetary constraints may adversely affect our ability to respond to market demands and our ability to compete.

Our independent auditors expressed a "going concern" opinion with respect to our 2002 consolidated financial statements.

      Although our independent auditors have not expressed a going concern opinion with respect to our 2003 consolidated financial statements as a result of our recently completed private placement, our independent auditors did express such a qualification with respect to our 2002 consolidated financial statements. We believe that this qualification materially adversely affected the manner in which third parties did business with us, most notably in connection with the extension of credit and their degree of commitment to any long term agreements. That qualification also made it more difficult for us to obtain capital. We cannot assure you that we will be able to convince third parties to reconsider or relax the measures or restrictions that they have taken or placed on us in the past to protect their credit position or enter into a business relationship with us at all as a result of our recently completed private placement.

It remains difficult to predict the outcome of our strategic alliance with EarthLink.

      We substantially revised our business model when we entered into our strategic alliance with EarthLink in September 2002. While we succeeded in reducing our operating expenses, we cannot yet determine whether:

      o the businesses that we have retained, primarily Wynd Communications, will be viable enough to support our entire infrastructure;

      o the operations that we have turned over to EarthLink will be performed in a manner consistent with our expectations;

      o we will have a continuing relationship with EarthLink beyond the initial term of our strategic alliance, which is scheduled to expire in September 2004; and if so, whether we will derive significant on-going revenues with our continuing relationships with EarthLink, and if not, whether we will be able to profitably maintain those subscribers that we would then service directly again; or

      o our relationship with EarthLink will cause other potential business partners to refrain from doing business with us or entering into material transactions.

We have only a limited operating history, which makes it difficult to evaluate an investment in our common stock.

      We have only a limited operating history on which you can evaluate our business, financial condition and operating results. We face a number of risks encountered by early stage technology companies that participate in new technology markets, including our ability to:

      o manage our dependence on wireless data services which have only limited market acceptance to date;

      o maintain our engineering and support organizations, as well as our distribution channels;

      o negotiate and maintain favorable usage rates with telecommunications carriers;

      o     retain and expand our subscriber base at profitable rates;

      o recoup our expenses associated with the wireless devices we resell to subscribers;

      o manage expanding operations, including our ability to expand our systems if our subscriber base grows substantially;

      o     attract and retain management and technical personnel; and

      o     anticipate  and  respond  to  market   competition  and  changes  in
            technologies such as wireless data protocols and wireless devices.

      We may not be successful in addressing or mitigating these risks and uncertainties, and if we are not successful our business could be significantly and adversely affected.

To generate increased revenue we will have to increase substantially the number of our subscribers, which may be difficult to accomplish.

      In addition to increasing our subscriber base, we will have to limit our churn, or the number of subscribers who deactivate our service. Adding new subscribers will depend to a large extent on the success of our direct and indirect distribution channels and acquisition strategy, and there can be no assurance that they will be successful. Limiting our churn rate will require that we provide our subscribers with a favorable experience in using our wireless service. Our subscribers' experience may be unsatisfactory to the extent that our service malfunctions or our customer care efforts, including our Web site and 800 number customer service efforts, do not meet or exceed subscriber expectations. In addition, factors beyond our control, such as technological limitations of the current generation of wireless devices, which may cause our subscribers' experience with our service to not meet their expectations, could increase our churn rate and adversely affect our revenues.

We may acquire or make investments in companies or technologies that could cause loss of value to our stockholders and disruption of our business.

      Subject to our capital constraints, we intend to continue to explore opportunities to acquire companies or technologies in the future, principally as enhancements to our offerings of products and services to our deaf and hard of hearing customers. Entering into an acquisition entails many risks, any of which could adversely affect our business, including:

      o failure to integrate the acquired assets and/or companies with our current business;

      o     the price we pay may exceed the value we eventually realize;

      o loss of share value to our existing stockholders as a result of issuing equity securities as part or all of the purchase price;

      o potential loss of key employees from either our current business or the acquired business;

      o     entering   into  markets  in  which  we  have  little  or  no  prior
            experience;

      o     diversion of management's attention from other business concerns;

      o assumption of unanticipated liabilities related to the acquired assets; and

      o the business or technologies we acquire or in which we invest may have limited operating histories, may require substantial working capital, and may be subject to many of the same risks we are.

We have limited resources and we may be unable to support effectively our operations.

      We must continue to develop and expand our systems and operations in order to remain competitive. Our need to continually innovate has placed, and we expect it to continue to place, significant strain on our managerial, operational and financial resources. Even with the net proceeds from our recently completed private placement, we may be unable to develop and expand our systems and operations or implement our new business plan for one or more of the following reasons:

      o we may not be able to retain at reasonable compensation rates qualified engineers and other employees necessary to expand our capacity on a timely basis;

      o we may not be able to dedicate the capital necessary to effectively develop and expand our systems and operations; and

      o we may not be able to expand our customer service, billing and other related support systems.

      If we cannot manage our operations effectively, our business and operating results will suffer. Additionally, any failure on our part to develop and maintain our wireless data services if we experience rapid growth could significantly adversely affect our reputation and brand name which could reduce demand for our services and adversely affect our business, financial condition and operating results.

Steps we have taken during 2002 and 2003 to respond to our diminished liquidity may negatively impact our ability to do business in the future.

We took many steps during 2002 and 2003 that we may not have taken had we had substantial additional liquidity. In addition to our strategic alliance with EarthLink, we implemented substantial cost-cutting measures in recent periods in order to survive. Among other things, we:

      o reduced our headcount from 225 employees at December 31, 2001 to 40 employees at December 31, 2003;

      o     reduced  our   expenditures   on  development   from   approximately
            $4,174,000 in 2001 to approximately $1,209,000 in 2003;

      o     reduced  our   expenditures   on  advertising   from   approximately
            $4,900,000 in 2001 to approximately $23,000 in 2003; and

      o reduced our office space under lease from approximately 66,000 total square feet at December 31, 2001 to approximately 12,000 total square feet at December 31, 2003.

We understand that our business reputation and capacity to do business may have been damaged by the cutbacks which we were forced to implement. If we are unable to restore our reputation and our capacity, our business could be significantly and adversely affected.

Our business prospects depend in part on our ability to maintain and improve our services as well as to develop new services.

      We believe that our business prospects depend in part on our ability to maintain and improve our current services and to develop new services. Our services will have to achieve market acceptance, maintain technological competitiveness and meet an expanding range of customer requirements. As a result of the complexities inherent in our service offerings, major new wireless data services and service enhancements require long development and testing periods. We may experience difficulties that could delay or prevent the successful development, introduction or marketing of new services and service enhancements. Additionally, our new services and service enhancements may not achieve market acceptance.

If we do not respond effectively and on a timely basis to rapid technological change, our business could suffer.

      The wireless and data communications industries are characterized by rapidly changing technologies, industry standards, customer needs and competition, as well as by frequent new product and service introductions. Our services are integrated with wireless handheld devices and must also be compatible with the data networks of wireless carriers. In certain aspects of our business, our services must be integrated with the computer systems of corporate customers. We must respond to technological changes affecting both our customers and suppliers. We may not be successful in developing and marketing, on a timely and cost-effective basis, new services that respond to technological changes, evolving industry standards or changing customer requirements. Our success will depend, in part, on our ability to accomplish all of the following in a timely and cost-effective manner:

      o     effectively use and integrate new technologies;

      o     continue to develop our technical expertise;

      o     enhance our wireless data, engineering and system design services;

      o     develop applications for new wireless networks and services;

      o     develop services that meet changing customer needs;

      o influence and respond to emerging industry standards and other changes; and

      o     advertise and market our services.

We depend upon wireless carriers' networks. If we do not have continued access to sufficient capacity on reliable networks, our business will suffer.

      Our success partly depends on our ability to buy sufficient capacity on or offer our services over the networks of wireless carriers such as Cingular Interactive, Motient, T-Mobile, and WebLink Wireless and on the reliability and security of their systems. We depend on these companies to provide uninterrupted and "bug free" service and would be adversely affected if they failed to provide the required capacity or needed level of service. In recent years, certain wireless carriers experienced financial difficulties and sought protection under the bankruptcy laws. We cannot assure you that these companies will emerge from bankruptcy or that others will not seek similar protection. Such bankruptcies may result in discontinued or interrupted service and fewer network alternatives. In addition, although we have some forward price protection in our existing agreements with certain carriers, we could be adversely affected if wireless carriers were to increase the prices of their services. Our existing agreements with the wireless carriers generally have one-to-three year terms. Some of these wireless carriers are, or could become, our competitors.

We depend on third parties for sales of certain of our products and services which could result in variable and unpredictable revenues.

      We rely substantially on the efforts of others to sell many of our wireless data communications services. We are highly dependent on our EarthLink and other indirect distribution alliance partners for implementation of our sales and marketing initiatives. Should our relationships with our distribution alliance partners cease or be less successful than anticipated, our business, results of operations, and financial conditions would be materially adversely affected. While we monitor the activities of our distributors and resellers, we cannot control how those who sell and market our products and services perform and we cannot be certain that their performance will be satisfactory. If the number of customers we obtain through these efforts is substantially lower than we expect for any reason, this would have a material adverse effect on our business, operating results and financial condition.

We depend on retaining key personnel. The loss of our key employees and the inability to recruit talented new personnel could materially adversely affect our business.

      Due to the technical nature of our services and the dynamic market in which we compete, our performance depends on retaining and hiring certain key employees, including technically proficient personnel. Competitors and others have recruited our employees in recent years as we have found it necessary to implement cost controls that have reduced the attractiveness of employment with us. A major part of our compensation to our key employees is in the form of stock option grants. The prolonged depression in our stock price has made it difficult for us to retain our employees and recruit additional qualified personnel.

Wireless data systems failures could harm our business by injuring our reputation or lead to claims of liability for delayed, improper or unsecured transmission of data.

      A significant barrier to the growth of electronic commerce and wireless data services has been the need for secure and reliable transmission of confidential information. Our existing wireless data services are dependent on near immediate, continuous feeds from various sources. The ability of our subscribers to quickly access data requires timely and uninterrupted connections with our wireless network carriers. Any significant disruption from our backup landline feeds could result in delays in our subscribers' ability to receive such information. In addition, our systems could be disrupted by unauthorized access, computer viruses and other accidental or intentional actions. We may incur significant costs to protect against the threat of security breaches or to alleviate problems caused by such breaches. If a third party were able to misappropriate our subscribers' personal or proprietary information or credit card information, we could be subject to claims, litigation or other potential liabilities that could materially adversely impact our business. There can be no assurance that our systems will operate appropriately if we experience a hardware or software failure. A failure in our systems could cause delays in transmitting data and, as a result, we may lose customers or face litigation that could materially adversely affect our business.

An interruption in the supply of products and services that we obtain from third parties could cause a decline in sales of our services.

      In designing, developing and supporting our wireless data services, we rely on wireless carriers, mobile device manufacturers, content providers and software providers. These suppliers may experience difficulty in supplying us products or services sufficient to meet our needs or they may terminate or fail to renew contracts for supplying us these products or services on terms we find acceptable. As our liquidity deteriorated during 2003, our vendors tightened our credit or refused to extend credit to us, making it more difficult for us to obtain suppliers on terms satisfactory to us. Any significant interruption in the supply of any of these products or services could cause a decline in sales of our services, unless and until we are able to replace the functionality provided by these products and services. We also depend on third parties to deliver and support reliable products, enhance their current products, develop new products on a timely and cost-effective basis and respond to emerging industry standards and other technological changes.

We may face increased competition which may negatively impact our prices for our services or cause us to lose business opportunities.

      The market for our services is becoming increasingly competitive. The widespread adoption of industry standards in the wireless data communications market may make it easier for new market entrants and existing competitors to introduce services that compete against ours. We developed our solutions using standard industry development tools. Many of our agreements with wireless carriers, wireless handheld device manufacturers and data providers are non-exclusive. Our competitors may use the same products and services in competition with us. With time and capital, it would be possible for competitors to replicate our services and offer similar services at a lower price. We expect that we will compete primarily on the basis of the functionality, breadth, quality and price of our services. Our current and potential competitors include:

      o wireless device manufacturers, such as Palm, Handspring, Motorola, RIM and Danger;

      o     wireless network carriers, such as AT&T Wireless,  Verizon Wireless,
            Cingular    Interactive,    Sprint   PCS,    T-Mobile   and   Nextel
            Communications, Inc.;

      Many of our existing and potential competitors have substantially greater financial, technical, marketing and distribution resources than we do. Additionally, many of these companies have greater name recognition and more established relationships with our target customers. Furthermore, these competitors may be able to adopt more aggressive pricing policies and offer customers more attractive terms than we can. In addition, we have established strategic relationships with many of our potential competitors. In the event such companies decide to compete directly with us, such relationships would likely be terminated, which could have a material adverse effect on our business and reduce our market share or force us to lower prices to unprofitable levels.

Our intellectual property rights may not be adequately protected under the current state of the law.

      Our success substantially depends on our ability to sell services which are dependent on certain intellectual property rights. We currently do not have patents on any of our intellectual property. Although we have applied for U.S. federal trademark protection, we do not have any U.S. federal trademark registrations for the marks "GoAmerica", "Go.Web", or certain of our other marks and we may not be able to obtain such registrations. We rely primarily on trade secret laws, copyright law, trademark law, unfair competition law and confidentiality agreements to protect our intellectual property. To the extent that our technology is not adequately protected by intellectual property law, other companies could develop and market similar products or services which could materially adversely affect our business.

We may be sued by third parties for infringement of their proprietary rights and we may incur defense costs and possibly royalty obligations or lose the right to use technology important to our business.

      The telecommunications and software industries are characterized by protection and vigorous enforcement of applicable intellectual property rights. As the number of participants in our market increases, the possibility of an intellectual property claim against us increases. Any intellectual property claims, with or without merit, could be time consuming and expensive to litigate or settle and could divert management attention from administering our business. A third party asserting infringement claims against us or our customers with respect to our current or future products may materially adversely affect us by, for example, causing us to enter into costly royalty arrangements or forcing us to incur settlement or litigation costs.

      Research In Motion (RIM), the provider of the BlackBerry email service and associated products, is currently engaged in litigation with NTP, Inc (NTP). NTP is seeking a court injunction preventing RIM from providing BlackBerry email service claiming that NTP is the rightful owner of certain patents supporting this technology. On November 21, 2002 the United States District Court for the Eastern District of Virginia ruled that RIM is infringing upon these patents owned by NTP. This ruling and other rulings made by the Court during the course of this case are currently under appeal by RIM and, in August 2003, the court granted RIM's request to stay the injunction sought by NTP pending the completion of another appeal by RIM's to the Court of Appeals for the Federal Circuit. RIM is also pursuing reexamination of the disputed patents by the U.S. Patent and Trademark Office. No court order has been issued preventing RIM from providing the BlackBerry email service and it is impossible to ascertain how long the reexamination and appeal processes may take.

      We offer the BlackBerry service and associated products as a dealer for EarthLink, which resells these offerings. If there is a court injunction preventing RIM from providing BlackBerry, then we may not be able to generate anticipated sales of BlackBerry related products. In addition, many of our Go.Web customers who use our technology do so in conjunction with BlackBerry email service. A prolonged court injunction against RIM could result in increased churn amongst customers who pay a recurring fee for our services if these customers are no longer able to use BlackBerry and therefore decide to terminate their wireless data service plan altogether.

We may be subject to liability for transmitting certain information, and our insurance coverage may be inadequate to protect us from this liability.

      We may be subject to claims relating to information transmitted over systems we develop or operate. These claims could take the form of lawsuits for defamation, negligence, copyright or trademark infringement or other actions based on the nature and content of the materials. Although we carry general liability insurance, our insurance may not cover potential claims of this type or may not be adequate to cover all costs incurred in defense of potential claims or to indemnify us for all liability that may be imposed.

Our quarterly operating results are subject to significant fluctuations and, as a result, period-to-period comparisons of our results of operations are not necessarily meaningful.

      Our quarterly operating results may fluctuate significantly in the future as a result of a variety of factors. These factors include:

      o     the demand for and market acceptance of our services;

      o downward price adjustments by our competitors on services they offer that are similar to ours;

      o     changes in the mix of services sold by our competitors;

      o     technical   difficulties  or  network  downtime  affecting  wireless
            communications generally;

      o the ability to meet any increased technological demands of our customers; and

      o     economic conditions specific to our industry.

      Therefore, our operating results for any particular quarter may differ materially from our expectations or those of security analysts and may not be indicative of future operating results. The failure to meet expectations may cause the price of our common stock to decline.

If we fail to manage growth effectively, our business could be disrupted which could harm our operating results.

      If we are successful in implementing our new business plan, we may experience growth in our business. In that event, it will be necessary for us to expand our workforce and to train, motivate and manage additional employees as the need for additional personnel arises. Our personnel, systems, procedures and controls may not be adequate to support our future operations. Any failure to effectively manage future growth could have a material adverse effect on our business.

We are vulnerable to circumstances outside of our control, which could seriously disrupt our business.

Our software, as well as any ancillary hardware, is vulnerable to damage or interruption from:

      o     fire, flood, and other natural disasters;

      o power loss, computer systems failures, Internet and telecommunications or data network failure, operator negligence, improper operation by or supervision of employees, physical and electronic loss of data or security breaches, misappropriation, and similar events; and

      o     computer viruses.

Any disruption in the operation of our software, the loss of employees knowledgeable about such software, or our failure to continue to effectively modify and upgrade such software could interrupt our operations or interfere with our ability to provide service to our customers, which could result in reduced sales and affect our operations and financial performance.

Risks Particular To Our Industry

The market for our services is new and highly uncertain.

      The market for wireless data services is still emerging and continued growth in demand for and acceptance of these services remains uncertain. Current barriers to market acceptance of these services include cost, reliability, functionality and ease of use. We cannot be certain that these barriers will be overcome. If the market for our services does not grow or grows slower than we currently anticipate, our business, financial condition and operating results could be materially adversely affected.

New laws and regulations that impact our industry could materially adversely affect our business.

      We are not currently subject to direct regulation by the Federal Communications Commission or any other governmental agency, other than regulations applicable to businesses in general. However, in the future, we may become subject to regulation by the FCC or another regulatory agency. In addition, the wireless carriers who supply us airtime are subject to regulation by the FCC and regulations that affect them could materially adversely affect our business. Our business could suffer significantly depending on the extent to which our activities or those of our customers or suppliers are regulated.

Risks Particular To Stock Price

Our stock price, like that of many technology companies, has been and may continue to be volatile.

      We expect that the market price of our common stock will fluctuate as a result of variations in our quarterly operating results and other factors beyond our control. These fluctuations may be exaggerated if the trading volume of our common stock is low. In addition, due to the technology-intensive and emerging nature of our business, the market price of our common stock may rise and fall in response to a variety of factors, including:

      o     announcements of technological or competitive developments;

      o     acquisitions or strategic alliances by us or our competitors;

      o     the gain or loss of a significant customer or order;

      o changes in estimates of our financial performance or changes in recommendations by securities analysts regarding us or our industry; or

      o     general market or economic conditions.

      This risk may be heightened because our industry is new and evolving, characterized by rapid technological change and susceptible to the introduction of new competing technologies or competitors.

      In addition, equity securities of many technology companies have experienced significant price and volume fluctuations. These price and volume fluctuations often have been unrelated to the operating performance of the affected companies. Volatility in the market price of our common stock could result in securities class action litigation. This type of litigation, regardless of the outcome, could result in substantial costs and a diversion of management's attention and resources.

We have issued a substantial number of warrants that enable their holders to purchase our common stock at a price of $0.15 per share, which could depress the price at which others will purchase our common stock.

As a result of our recently completed private placement, we issued warrants to purchase 11,578,512 shares of our common stock at a price of $0.15 per share. This compares with the following additional securities which were outstanding upon consummation of our private placement:

      o     161,137,648 shares of our common stock;

      o     options to purchase 10,657,939 share of our common stock; and

      o warrants to purchase an additional 1,067,500 shares of our common stock, exercisable at prices ranging from $0.46 to $3.00.

Of the warrants issued in connection with our private placement, warrants covering 8,255,340 shares of our common stock are immediately exercisable and the balance of the warrants (covering 3,323,172 shares) first become exercisable in September 2005. The significant number of shares that may be issuable at a price which could be less than the current market price of our common stock could adversely affect the market price of our common stock.

Our common stock may be delisted from the Nasdaq SmallCap Market because of the low bid price of our common stock. If such delisting occurs, the market price and market liquidity of our common stock may be adversely affected.

      Our common stock is currently not in compliance with Nasdaq Marketplace Rule 4450(a)(5) which requires that a listed company maintain a minimum bid price of $1.00 per share. Nasdaq has granted us a series of grace periods, the most recent of which will expire on May 31, 2004, to regain compliance with this requirement. In order to regain compliance with this Marketplace Rule and remain listed on the Nasdaq SmallCap Market, GoAmerica's share price must close at a minimum of $1.00 per share for 10 consecutive trading days prior to the end of the grace period. If our common stock is delisted by Nasdaq, our common stock would be eligible to trade on the OTC Bulletin Board maintained by Nasdaq, another over-the-counter quotation system, or on the pink sheets, where an investor may find it more difficult to dispose of our shares or obtain accurate quotations as to the market value of our common stock. In addition, we would be subject to a rule promulgated by the SEC that, if we fail to meet criteria set forth in such rule, imposes various practice requirements on broker-dealers who sell securities governed by the rule to persons other than established customers and accredited investors. Consequently, such rule may deter broker-dealers from recommending or selling our common stock, which may further affect the liquidity of our common stock. Delisting from Nasdaq would make trading our common stock more difficult for investors, potentially leading to further declines in our share price. It would also make it more difficult for us to raise additional capital. Further, if we are delisted we could also incur additional costs under state blue sky laws in connection with any sales of our securities.

      On March 10, 2004, our stockholders approved a resolution authorizing our board to amend our certificate of incorporation to effect a reverse stock split such that each outstanding 4, 6, 8, 10 or 12 shares of our common stock would be combined, converted and changed into one share of our common stock, depending upon which, if any, of these five ratios is selected by our board. One of the purposes of this resolution is to increase the per share market price of our common stock in order to maintain its listing on the Nasdaq SmallCap Market.
However, we cannot assure you that if our board implements any such reverse stock split, it will have the intended effect of increasing the market price of our common stock to the extent necessary to avoid delisting.

We cannot predict the outcome of the reverse stock splits that our stockholders have authorized.

      We cannot predict how investors will react to any reverse stock split that we may implement as a result of the stockholder approval granted on March 10, 2004. Some investors may view the reverse stock split negatively. While the per share price of our common stock may increase as of the effective date of any reverse stock split that may be implemented, that per share price may decline thereafter. Thus, the aggregate market price of a stockholder's common stock may decline as a result of any reverse stock split that may be implemented.

      If a reverse stock split is implemented, some stockholders may consequently own less than 100 shares of our common stock. A purchase or sale of less than 100 shares, known as an "odd lot" transaction, may result in incrementally higher trading costs through certain brokers, particularly "full service" brokers. Therefore, those stockholders who own less than 100 shares following the effective date of such a reverse split may be required to pay higher transaction costs if they sell their shares of our common stock. While we believe that any such split may result in greater liquidity for our stockholders, it is possible that such liquidity could be adversely affected by the reduced number of shares outstanding after the effective date of the split.

If we implement a reverse stock split, the number of shares of common stock that
our  board  may  issue  without  further  stockholder   approval  will  increase
significantly.

      If we implement a reverse stock split, the number of issued and outstanding shares will decrease, but the number of authorized shares will not change. Thus, the number of authorized but unissued shares will increase significantly if we implement one of the reverse stock splits authorized by our stockholders. The following table illustrates the effect of 1:4, 1:6, 1:8, 1:10 and 1:12 reverse stock splits, as well as effecting no reverse stock split, on our (i) outstanding shares of common stock, assuming that we are obligated to issue the maximum number of Additional Shares described below, (ii) authorized shares of common stock which are reserved for issuance pursuant to options, warrants, contractual commitments or other arrangements and (iii) shares of common stock which are neither outstanding nor reserved for issuance and are therefore available for issuance. The table does not take into account fractional shares. If we effect a reverse stock split, we will pay cash in lieu of issuing fractional shares.


--------------------------------------------------------------------------------
                                                                    (iii)
                              (i)                (ii)         Authorized Shares
                           Shares of       Shares of Common       of Common
                         Common Stock       Stock Reserved     Stock Available
Reverse Split Ratio       Outstanding        for Issuance       for Issuance
--------------------------------------------------------------------------------
No Reverse Split          168,953,530         27,670,637         153,375,832
--------------------------------------------------------------------------------
1:4                        42,238,382          6,917,659         300,843,958
--------------------------------------------------------------------------------
1:6                        28,158,921          4,611,772         317,229,305
--------------------------------------------------------------------------------
1:8                        21,119,191          3,458,829         325,421,979
--------------------------------------------------------------------------------
1:10                       16,895,353          2,767,063         330,337,583
--------------------------------------------------------------------------------
1:12                       14,079,460          2,305,886         333,614,652
--------------------------------------------------------------------------------

The issuance in the future of additional authorized shares may have the effect of diluting the earnings per share and book value per share, as well as the stock ownership and voting rights, of the currently outstanding shares of our common stock. In addition, the effective increase in the number of authorized, but unissued, shares of our common stock may be construed as having an anti-takeover effect. We could, subject to the board's fiduciary duties and applicable law, issue such additional authorized shares to purchasers who might oppose a hostile takeover bid or any efforts to amend or repeal certain provisions of our restated certificate of incorporation or bylaws. Such a use of these additional authorized shares could render more difficult, or discourage, an attempt to acquire control of us through a transaction opposed by the board.

The number of shares of common stock which our board may issue without further approval from our stockholders may also be increased as a result of another amendment to our certificate of incorporation approved by our stockholders.

On March 10, 2004, our stockholders also approved an increase in the number of shares of common stock which we may issue from 200,000,000 shares to 350,000,000. This action by our stockholders authorizes our board, in its discretion, to either amend our certificate of incorporation to effect this increase or to elect not to file such an amendment, in which case the stockholder approval will have no effect. As noted above, an increase in our authorized shares may have the effect of diluting the earnings per share and book value per share, as well as the stock ownership and voting rights, of the currently outstanding shares of our common stock and may be construed as having an anti-takeover effect.

We will be required to issue additional shares of our common stock if the registration statement for this offering is not declared effective by the SEC on or before April 27, 2004.

In connection with our private placement, we executed a registration rights agreement which obligates us to issue certain additional shares of our common stock in the event that we are delayed in effecting the registration of the shares issuable in the private placement. We refer to the shares that we may be required to issue in such event as the "Additional Shares". Our registration rights agreement provides that the maximum number of shares that we may be required to issue as Additional Shares is 12% of the total shares of common stock then owned by each investor in the private placement or which each investor then has the right to acquire. By virtue of the fact that we were unable to initially file this registration statement until the date set forth on the first page of this prospectus, we have already become obligated to issue 2,945,224 Additional Shares. If, by April 27, 2004, the SEC does not declare effective the registration statement of which this prospectus is a part, we will be required to issue more Additional Shares, up to the limit mentioned above. The issuance of Additional Shares will dilute the ownership interests of those stockholders who did not invest in the private placement.

We have anti-takeover defenses that could delay or prevent an acquisition and could adversely affect the price of our common stock.

      Provisions of our certificate of incorporation and bylaws and provisions of Delaware law could delay or prevent an acquisition or change of control of GoAmerica or otherwise adversely affect the price of our common stock. For example, our certificate of incorporation authorizes undesignated preferred stock which our board of directors can designate and issue without further action by our stockholders, establishes a classified board of directors, eliminates the rights of stockholders to call a special meeting of stockholders, eliminates the ability of stockholders to take action by written consent, and requires stockholders to comply with advance notice requirements before raising a matter at a stockholders' meeting. As a Delaware corporation, we are also subject to the Delaware anti-takeover statute contained in Section 203 of the Delaware General Corporation Law.

We do not intend to pay dividends on our common stock.

      We have never paid or declared any cash dividends on our common stock or other securities and intend to retain any future earnings to finance the development and expansion of our business. We do not anticipate paying any cash dividends on our common stock in the foreseeable future. Unless we pay dividends, our stockholders will not be able to receive a return on their shares unless they sell them.